Exhibit 11
Micron Electronics, Inc.
Computation of Per Share Earnings
(Amounts in thousands, except per share amounts)

Fiscal year ended           August 28, 1997   August 29, 1996   August 31, 1995
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

PRIMARY
Weighted average shares
  outstanding                        94,118            91,687            86,959
Net effect of dilutive stock
  options                               503               808               463
                                   --------          --------          --------
Number of shares used in per
  share calculation                  94,621            92,495            87,422
                                   ========          ========          ========
Net income                         $ 87,262          $ 44,582          $ 65,086
                                   ========          ========          ========
Per share earnings                 $   0.92          $   0.48          $   0.74
                                   ========          ========          ========


FULLY DILUTED
Weighted average shares
  outstanding                        94,118            91,687            86,959
Net effect of dilutive stock
  options                               505               834               469
                                   --------          --------          --------
Number of shares used in per
  share calculation                  94,623            92,521            87,428
                                   ========          ========          ========
Net income                         $ 87,262          $ 44,582          $ 65,086
                                   ========          ========          ========
Per share earnings                 $   0.92          $   0.48          $   0.74
                                   ========          ========          ========
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